Exhibit 10.1

SENSUS METERING SYSTEMS

2007 STOCK OPTION PLAN

(as amended by the Board of Directors on October 21, 2009)

SECTION 1

GENERAL

1.1 Establishment of the Plan. As of July 19, 2007 (the “Effective Date”), Sensus (Bermuda 1), Ltd. (f/k/a Sensus Metering Systems (Bermuda 1), Ltd.), a Bermuda exempted company (hereinafter referred to as the “Company”) established the Sensus Metering Systems 2007 Stock Option Plan. The Sensus Metering Systems 2007 Stock Option Plan was amended by the Board of Directors of the Company on October 21, 2009. As so amended, the Sensus Metering Systems 2007 Stock Option Plan is hereinafter referred to as the “Plan”. The Plan shall remain in effect as provided in Section 3.1 hereof. The Plan permits the grant of Nonqualified Stock Options and, subject to Section 3.1, Incentive Stock Options. The Plan has been established by the Company to:

(a)	attract and retain employees, directors and other persons providing services to the Company and the Related Companies (as defined below);

(b)	motivate Participants (as defined in Section 1.2), by means of appropriate incentives, to achieve long range goals;

(c)	provide incentive compensation opportunities that are competitive with those of other companies; and

(d)	further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the value of the Company’s common shares;

and thereby promote the long term financial interests of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long term shareholder return. The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), with respect to the Company or any Affiliate of the Company which is designated as a Related Company by the Committee.

1.2 Participation. Subject to the terms and conditions of the Plan, the Committee (as described in Section 4) shall determine and designate, from time to time, from among the Eligible Individuals (as defined below), those persons who will be granted one or more Awards under Section 4 of the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, and subject to the terms of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or the Related Companies. For purposes of the Plan, the term “Eligible Individual” shall mean any Employee, Consultant or Director of the Company or a Related Company or other person providing services thereto.

SECTION 2

DEFINITIONS

Wherever used in the Plan, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “5% Owner” means an Employee who, immediately after the grant of an Option, owns shares possessing more than 5% of the total combined voting power or value of all classes of shares of the Company or a parent or subsidiary corporation (as defined in Code Sections 424(e) and 424(f), respectively).

2.2 “Affiliate” shall mean any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, is controlled by the Company.

2.3 “Award” shall mean, individually or collectively, a grant under this Plan of Nonqualified Stock Options or Incentive Stock Options.

2.4 “Award Agreement” shall have the meaning set forth in Section 3.8.

2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Code” shall have the meaning set forth in Section 1.1.

2.7 “Committee” shall have the meaning set forth in Section 4.1.

2.8 “Company” shall have the meaning set forth in Section 1.1.

2.9 “Consultant” shall mean an independent contractor who is performing consulting services for the Company or a Related Company.

2.10 “Director” shall mean a member of the Board or a member of the board of directors of a Related Company.

2.11 “Effective Date” shall have the meaning set forth in Section 1.1 hereof.

2.12 “Eligible Individual” shall have the meaning set forth in Section 1.2.

2.13 “Employee” shall mean any employee of the Company or a Related Company, including any employees who are also Directors and individuals who are employees of Affiliates or other entities that become Related Companies after the Effective Date. Nonemployee Directors and Consultants shall not be considered Employees under this Plan. For purposes of the grant of ISOs under the Plan, an Employee shall be any person who is employed by the Company or a parent or subsidiary corporation (as defined in Code Sections 424(e) and 424(f), respectively).

2.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15 “Exercise Price” shall mean the price at which a Share may be purchased by a Participant pursuant to an Option.

2.16 “Fair Market Value”. For purposes of determining the “Fair Market Value” of a Share as of any date, the following rules shall apply:

(a)	If, at that time, the principal market for the Share is the New York Stock Exchange or another national securities exchange or the Nasdaq stock market, then the “Fair Market Value” shall be the mean between the lowest and highest reported sale prices of the Share on that date on the principal exchange or market on which the Share is then listed or admitted to trading.

(b)	If, at that time, the sale prices are not available or the principal market for the Share is not the New York Stock Exchange or another national securities exchange and the Share is not quoted on the Nasdaq stock market, then the “Fair Market Value” shall be the mean between the highest bid and lowest asked prices for the Share on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(c)	If the day is not a business day, and as a result, subclauses (a) and (b) next above are inapplicable, the Fair Market Value of the Share shall be determined as of the business day immediately preceding such day.

(d)	If, in accordance with rules established by the Board, a determination of “Fair Market Value” is required as of any date and, as of that date, subclauses (a) and (b) next above are inapplicable for reasons other than those specified in subclause (c) next above, then the “Fair Market Value” as of that date shall be determined by the Board in good faith by reasonable application of a valuation method that is reasonable taking into account the facts and circumstances as of the applicable date.

2.17 “Incentive Stock Option” or “ISO” shall mean an option to purchase Shares granted under Section 5 herein and which is designated as an Incentive Stock Option intended to meet the requirements of Code Section 422.

2.18 “Nonemployee Director” shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.

2.19 “Nonqualified Stock Option” or “NQSO” shall mean an option to purchase Shares granted under Section 5 herein and which is not intended to meet the requirements of Code Section 422.

2.20 “Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option, as described in Section 5 herein.

2.21 “Outside Director” shall have the meaning ascribed to such term under the regulations promulgated with respect to Code Section 162(m).

2.22 “Participant” shall mean a current or former Employee, Director, or Consultant who has outstanding an Award granted under the Plan.

2.23 “Plan” shall have the meaning set forth in Section 1.1.

2.24 “Related Company” shall have the meaning set forth in Section 1.2.

2.25 “Shares” shall mean the Class B Common Shares of the Company, par value US$0.01 per share.

SECTION 3

OPERATION AND ADMINISTRATION

3.1 Effective Date. The Plan shall be effective as of the Effective Date. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards awarded under it are outstanding. Notwithstanding the foregoing, (i) in no event shall any Award of Incentive Stock Options be made hereunder until such time as the Plan is it is approved by the shareholders of the Company and (ii) in no event shall an Award of Incentive Stock Options be granted under the Plan after the tenth anniversary of the Effective Date.

3.2 Number of Shares Available for Grants.

(a)	Subject to adjustment as provided in Section 3.3 herein, the maximum number of Shares available for grants to Participants under the Plan shall be two million (2,000,000). In the event any Award under the Plan is forfeited or if any outstanding Award for any reason expires, is terminated, or canceled without exercise, the Shares subject to such Award shall again be available for grant or issuance under the Plan. Except for purposes of determining the maximum number of Shares that may be subject to ISOs, Shares tendered by a Participant to satisfy applicable tax withholding obligations or Exercise Price shall again be available for grant or issuance under the Plan.

(b)	Subject to the approval of the Plan by the shareholders of the Company, the maximum aggregate number of Shares with respect to which ISOs may be granted under the Plan shall be determined by the Board of Directors of the Company.

3.3 Adjustments to Shares.

(a)

If the Company shall effect any subdivision or consolidation of Shares or other capital readjustment, payment of share dividend, share split, combination of Shares or recapitalization or other increase or reduction of the number of Shares outstanding without receiving compensation therefor in money, services or property, then the Committee shall adjust, as the Committee determines equitable in its sole discretion, any of (i) the number and or type of Shares available under the Plan, (ii) the number and or type of Shares available under any individual or other limits, (iii) the number and or type of Shares subject to outstanding Awards, and (iv) the Exercise Price applicable to outstanding Awards.

(b)	If the Company is reorganized, amalgamated, merged or consolidated or is party to a plan of exchange with another corporation, pursuant to which reorganization, amalgamation, merger, consolidation or plan of exchange, the shareholders of the Company receive any shares of stock or other securities or property, or the Company shall distribute securities of another corporation to its shareholders, there shall be substituted for the Shares for which outstanding Awards are exercisable an appropriate number of shares of each class of share or amount of other securities or property which were distributed to the shareholders of the Company in respect of such Shares, subject to the following:

(i)	If the Committee determines that the substitution described in accordance with the foregoing provisions of this paragraph would not be fully consistent with the purposes of the Plan or the purposes of the outstanding Awards under the Plan, the Committee may make such other equitable adjustments to the Awards to the extent that the Committee determines in good faith such adjustments are consistent with the purposes of the Plan and of the affected Awards.

(ii)	All or any of the Awards may be canceled by the Committee on or immediately prior to the effective date of the applicable transaction, but only if the Committee gives reasonable advance notice of the cancellation to each affected Participant and only if the Participant receives payment or other benefits that the Committee determines to be reasonable compensation for the value of all canceled Awards (without regard to whether such Awards would otherwise be vested).

(iii)	Upon the occurrence of a reorganization of the Company or any other event described in this paragraph (b), any successor to the Company shall be substituted for the Company to the extent that the Company and the successor agree to such substitution.

(c)	Upon (or, in the discretion of the Committee, immediately prior to) the sale to (or exchange with) a third party unrelated to the Company of all or substantially all of the assets of the Company, all Awards may be canceled in the discretion of the Committee. If Awards are canceled under this paragraph (c), then, with respect to any affected Participant, the Participant shall receive payment or other benefits that the Committee determines to be reasonable compensation for the value of all canceled Awards (without regard to whether such canceled Awards would otherwise be vested).

The foregoing provisions of this paragraph shall also apply to the sale of all or substantially all of the assets of the Company to a related party, if the Committee determines such application is appropriate. Notwithstanding the foregoing provisions of this paragraph (c), in lieu of cancellation of outstanding Awards, the Committee and the purchaser of all or substantially all of the Company’s assets may provide that an appropriate number of shares or securities of the purchaser or its affiliates shall be substituted for Shares with respect to outstanding Awards under the Plan, provided that such substituted awards shall be comparable in value and contain terms and conditions similar to the Awards.

(d)	In determining what action, if any, is necessary or appropriate under the foregoing provisions of this Section 3.3, the Committee shall act in a manner that it determines to be consistent with the purposes of the Plan and of the affected Awards and, where applicable or otherwise appropriate, in a manner that it determines to be necessary to preserve the benefits and potential benefits of the affected Awards for the Participants and the Company.

(e)	The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Company’s Shares or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(f)	Except as expressly provided by the terms of this Plan, the issue by the Company of shares of any class, or securities convertible into shares of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(g)	Awards under the Plan are subject to adjustment under this subsection only during the period in which they are considered to be outstanding under the Plan. For purposes of this subsection, an Award is considered “outstanding” on any date if the Participant’s ability to obtain all benefits with respect to the Award is subject to limits imposed by the Plan (including any limits imposed by the Agreement reflecting the Award). The determination of whether an Award is outstanding shall be made by the Committee.

3.4 Subordination. In accordance with the Company’s Bye-Laws, all Shares issued upon exercise of Options shall be subordinated in right of payment upon any liquidation or winding up of the Company or other distribution of capital of the Company to the prior payment in full of the liquidation preferences of the Series A Preference Shares, Series B Preference

Shares, Series C Preference Shares and Class A Common Shares of the Company and any other class or series of shares of the Company ranking senior to the Company’s Class B Common Shares in respect of the right to receive dividends and/or assets upon a liquidation of the Company in accordance with the Bye-Laws of the Company as in effect from time to time.

3.5 Limit on Distribution. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws.

3.6 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

3.7 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

3.8 Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee shall require a Participant to enter into an agreement with the Company (the “Award Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

3.9 Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company and any Related Company. Nothing contained in the Plan shall constitute a guarantee by the Company or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are registered in his name.

3.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

3.11 Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors or trustees, as applicable, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any share exchange) by a duly authorized officer of the Company.

3.12 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

SECTION 4

COMMITTEE

4.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee of the Board (the “Committee”) in accordance with this Section 4.

4.2 Selection of Committee. The Committee shall be selected by the Board and shall consist of not fewer than two members of the Board, none of whom shall be eligible to receive Awards under the Plan.

4.3 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select individuals to receive Awards, to determine the time or times of receipt and vesting, to determine the types of Awards and the number of Shares covered by Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the intended recipient, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(d)	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

4.4 Delegation by Committee. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

4.5 Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

4.6 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud, dishonesty, or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud, dishonesty, or willful misconduct on the part of a Director or employee of the Company or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act fraudulently, dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 5

OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number (subject to Section 3.2 hereof), and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided, however, that ISOs may be granted only to Employees.

5.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the vesting schedule in respect of such Shares, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO.

5.3 Exercise Price. The Exercise Price for each grant of an Option under this Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; provided, however, that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of grant (110% in the case of the grant of an ISO to a 5% Owner); and further provided that the Exercise Price of an Option shall not be less than the par value of a Share.

5.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its grant (or the fifth (5th) anniversary date in the case of an ISO granted to a 5% Owner).

5.5 Exercise of Options. Options granted under this Section 5 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

5.6 Procedure for Exercise; Payment.

(a)	Options granted under this Section 5 which have become exercisable in accordance with the Plan and the Award Agreement applicable thereto shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price for the Shares.

(b)	The Exercise Price of any Option shall be payable to the Company in full (i) in cash or its equivalent, (ii) if permitted by the Committee, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (provided that the Shares, other than Shares purchased by the Participant on the open market, must have been held by the Participant for at least six (6) months prior to their tender), or (iii) by a combination of (i) and (ii).

(c)	If the Company’s shares are publicly traded, an Option may be exercised by means of a cashless exercise with the assistance of a broker or by any other means permitted by the Committee in accordance with such terms and conditions as the Committee, in its sole discretion, shall determine to be consistent with the Plan’s purpose and applicable law.

(d)	Subject to any governing rules or regulations and subject to obtaining the consent of the Bermuda Monetary Authority (if applicable), as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, either individually or jointly, Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

5.7 Nontransferability of Options.

(a)	No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, during the lifetime of a Participant, all ISOs granted to such Participant under the Plan shall be exercisable only by such Participant.

(b)	Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Section 5 may be sold, transferred, pledged, assigned, or otherwise charged, alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, during the lifetime of a Participant, all NQSOs granted to such Participant under the Plan shall be exercisable only by such Participant.

SECTION 6

TERMINATION OF SERVICE

Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise Options following termination of such Participant’s termination of service to the Company and the Related Companies. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination of service.

SECTION 7

AMENDMENT AND TERMINATION

Subject to obtaining such approvals as may be required under the Code or Bermuda corporate law, the Board may, at any time, amend or terminate the Plan; provided, that subject to Section 3.3 (relating to certain adjustments to shares), no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment is adopted by the Board.

SECTION 8

WITHHOLDING

8.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any taxes required by federal, state, or local law or regulation of any applicable jurisdiction to be withheld with respect to any taxable event arising as a result of this Plan.

8.2 Share Withholding. Participants may elect, subject to the approval of the Board, to satisfy all or part of such withholding requirement by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.